Exhibit 99.1

OLD POINT FINANCIAL CORPORATION ANNOUNCES

SECOND QUARTER AND FIRST HALF 2008 EARNINGS

•	Assets up 3.0%

•	Net loans up 6.2%

•	Deposits up 2.7%

•	Net interest margin improved

July 21, 2008, Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) announced today net income of $1.9 million, or $0.39 per diluted share, for the quarter ended June 30, 2008, down $92 thousand, or 4.5% from the second quarter of 2007. Results for the six months ended June 30, 2008 were $3.9 million in net income, or $0.79 per diluted share, down 1.0%, or $39 thousand from income reported for the first half of 2007.

Assets as of June 30, 2008 totaled $836.2 million, 3.0% higher than June 30, 2007 assets of $812.2 million. Net loans grew to $621.2 million, a 6.2% increase over 2007 total net loans of $585.0 million. Deposits for the period increased to $614.7 million, or up 2.7% over June 30, 2007 deposits of $598.3 million.

Dividends declared for the quarter were $0.16 per share, up 11.1% from the second quarter of 2007. Return on Average Assets (ROA) for year-to-date 2008 is 0.94%, and Return on Average Equity (ROE) is 9.62%.

“We continue to improve our net interest margin,” said Robert F. Shuford, President and CEO of Old Point Financial Corporation, “Growth in loans and deposits is satisfactory, and we are closely monitoring our asset quality.”

Non-performing Assets (NPAs) as a percentage of total assets are at ..51% as of June 30, 2008. On June 30, 2008, NPAs totaled $4.3 million. The June 2008 total consisted of $233 thousand in restructured debt, $889 thousand in nonaccrual loans, $2.2 million in other Real Estate Owned (OREO), and $896 thousand in loans still accruing interest but past due 90 days or more.

Other items of note for the second quarter of 2008:

Net interest income after provision for loan losses was $6.5 million, up 3.6% or $228 thousand over the second quarter in 2007. For the first half of 2008, net interest income after provision for loan losses totaled $12.7 million, up $509 thousand, or 4.2%, over the six months ended June 30, 2007. Due to a growing loan portfolio and a slowing economy, Old Point added to its allowance for loan and lease losses (ALLL). Loans charged off during the second quarter 2008 were $203 thousand, while the loan loss provision was raised to $300 thousand, $100 thousand over the second quarter 2007 provision.

Total non interest income for the second quarter was $3.2 million, up 1.3% or $41 thousand higher than the comparable quarter of 2007. For the first six months of 2008, noninterest income was $6.4 million, up 3.0%, or $186 thousand over the first half of 2007.

Non interest expenses increased by $383 thousand on a quarter-to-quarter comparison, or 5.8%, and $719 thousand, or 5.6%, on a year-to-year basis.

Net interest margin (NIM) for the second quarter 2008 was 3.55% as compared to 3.45% for the second quarter of 2007. On a year-to-date comparison, the NIM improved from 3.36% in 2007 to 3.50% in 2008.

Old Point Financial Corporation (“OPOF” - Nasdaq) is the parent company of Old Point National Bank, a full service community bank which serves the community of Hampton Roads with 20 branches and 60 ATMs, and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com

For more information contact: Lani Chisman Davis, Marketing Director, 757/ 728-1286

Old Point Financial Corporation

Consolidated Balance Sheets

in thousands, except per share data

			30-Jun-08	30-Jun-07
	Assets
	Cash and due from banks		$61,550	$14,562
	Federal funds sold		2,684	7,873

	Cash and cash equivalents		64,234	22,435
	Securities available-for-sale, at fair value		97,719	157,080
	Securities held-to-maturity (fair value approximates $3,123 and $3,644)		3,104	3,632
	Loans, net of allowance for loan losses of $5,113 and $5,088		621,197	585,026
	Premises and equipment, net		27,594	25,963
	Split dollar post retirement benefits		13,159	10,905
	Other assets		9,213	7,150

	Total Assets		$836,220	$812,191

			30-Jun-08	30-Jun-07
	Liabilities & Stockholders’ Equity
	Deposits:
	Noninterest-bearing deposits		$107,532	$97,545
	Savings deposits		183,676	203,638
	Time deposits		323,469	297,165

	Total deposits		614,677	598,348

	Federal funds purchased, repurchase agreements and other borrowings		56,864	43,955

	Federal Home Loan Bank advances		80,000	90,000
	Accrued expenses and other liabilities		3,143	2,810

	Total Liabilities		754,684	735,113

	Stockholders’ Equity
	Common stock, $5.00 par value
	2008	2007
Shares Authorized	10,000,000	10,000,000
Shares Issued	4,902,167	3,979,111	24,511	19,896
	Additional paid in capital		15,414	15,273
	Retained earnings		41,880	43,598
	Accumulated other comprehensive loss		(269)	(1,689)

	Total stockholders’ equity		81,536	77,078

	Total liabilities and stockholders’ equity		$836,220	$812,191

Old Point Financial Corporation

Consolidated Statements of Earnings

in thousands, except per share data

	3 Months Ended 30-Jun-08	3 Months Ended 30-Jun-07	6 Months Ended 30-Jun-08	6 Months Ended 30-Jun-07
Interest Income
Interest and fees on loans	$10,094	$10,470	$20,346	$20,707
Interest on federal funds sold	113	144	330	297
Interest on securities:
Taxable	865	1,151	1,858	2,375
Exempt from Federal income tax	245	321	520	648
Dividends and interest on all other securities	339	95	476	221

Total interest and dividend income	11,656	12,181	23,530	24,248

Interest Expense

Interest on savings and interest-bearing demand deposits	263	661	673	1,293
Interest on time deposits	3,349	3,343	6,962	6,655
Interest on federal funds purchased , securities sold under agreement to repurchase and other borrowings	213	479	550	978
Interest on Federal Home Loan Bank advances	1,025	1,220	2,049	2,635

Total Interest expense	4,850	5,703	10,234	11,561

Net Interest Income	6,806	6,478	13,296	12,687
Provision for loan losses	300	200	600	500

Net interest income after provision for loan losses	6,506	6,278	12,696	12,187

Noninterest Income

Income from fiduciary activities	807	783	1,655	1,580
Service charges on deposit accounts	1,464	1,450	2,892	2,843
Other service charges, commissions and fees	669	582	1,379	1,167
Income from split dollar post retirement benefits	178	148	355	296
Gain on available-for-sale securities, net	0	0	0	3
Other operating income	56	170	116	322

Total Noninterest income	3,174	3,133	6,397	6,211

Noninterest Expense

Salaries and employee benefits	4,252	4,040	8,289	7,942
Occupancy and equipment	932	889	1,873	1,788
Data processing	252	220	489	424
Advertising	225	203	410	376
Customer development	188	163	410	339
Employee professional development	179	176	331	326
Other	929	883	1,816	1,704

Total noninterest expenses	6,957	6,574	13,618	12,899

Income before income taxes	2,723	2,837	5,475	5,499
Income tax expense	788	810	1,570	1,555

Net Income	1,935	2,027	3,905	3,944

Basic Earnings Per Share*
Average shares outstanding	4,903,532	4,989,839	4,905,549	4,988,311
Net income per share of common stock	$0.40	$0.41	$0.80	$0.79
Diluted Earnings per share*
Average shares outstanding	4,934,292	5,031,621	4,937,017	5,035,416
Net income per share of common stock	$0.39	$0.40	$0.79	$0.78

Cash Dividends Declared*	$0.160	$0.144	$0.320	$0.288

*	Per share data adjusted to reflect 5 for 4 stock split in the form of a dividend declared on August 16, 2007 and paid October 1, 2007.

	3 Months Ended 30-Jun-08	3 Months Ended 30-Jun-07	6 Months Ended 30-Jun-08	6 Months Ended 30-Jun-07
Selected Ratios

Net Interest Margin	3.55%	3.45%	3.50%	3.36%

	6 Months Ended 30-Jun-08	3 Months ended 31-Mar-08	6 Months Ended 30-Jun-07
NPAs/Total Assets	0.51%	0.43%	0.38%
Net Annualized Charge Offs/Total Loans	0.20%	0.27%	0.07%
Allowance for Loan Losses/Total Loans	0.82	0.82	0.86

Non-Performing Assets (NPAs) (000)	$4,263	$3,657	$3,076
Composition of NPAs:
Nonperforming Loans	$889	$1,790	$164
Loans > 90 days past due, but still accruing interest	$896	$747	$1,181
Restructured Loans	$233	$0	$1,326
Other Real Estate Owned	$2,245	$1,120	$405